Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Fourth Quarter and Full Year 2010 Results

SPOKANE, Wash —February 8, 2011—Potlatch Corporation (NASDAQ:PCH) today reported financial results for the fourth quarter and full year ended December 31, 2010.

“Although economic conditions in 2010 did not improve as we had anticipated at the beginning of the year, we are pleased with our overall performance” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “For full year 2010 we generated $40.3 million of earnings from continuing operations and $120.1 million of funds from continuing operations (FFO)1. In our Resource segment, timber prices generally improved during the year before backing off slightly in the fourth quarter. The harvest level of sawlogs increased 19 percent in 2010 due to stronger pricing and improved demand, but remains well below our potential due to the weak US housing market. Our Wood Products segment had a solid year, producing $15.3 million of EBITDDA2 in 2010, an improvement of $26.1 million over 2009. Our Real Estate segment also had a very good year, with another large sale of non-strategic property in the fourth quarter. Interest in our rural real estate and higher and better use properties also remained strong during 2010. Finally, our improved operating results allowed us to end the year with over $90 million of cash and short-term investments on our balance sheet,” concluded Mr. Covey.

Q4 2010 FINANCIAL SUMMARY

•	Earnings from continuing operations for Q4 2010 were $8.9 million, or $0.22 per diluted common share, compared to $2.9 million, or $0.07 per diluted common share for Q4 2009.

•

In Q4 2010, Potlatch completed a non-strategic timberland sale of approximately 29,000 acres in Wisconsin and 17,400 acres in Arkansas to RMK Timberland Group, a timber investment management organization, for $36.1 million, which provided $0.16 of positive EPS impact.

•

In Q4 2010, Potlatch recorded an environmental remediation charge of $4.1 million related to its ownership of a portion of the land at a site known as Avery Landing in northern Idaho, which lowered EPS by $0.06.

•	FFO was $39.4 million for Q4 2010 compared to $11.7 million for Q4 2009.

•

EBITDDA in Q4 2010 was $42.3 million, compared to $56.4 million in Q3 2010 and $13.0 million in Q4 2009. Excluding the Q4 2010 non-strategic timberland sale in Arkansas and Wisconsin, EBITDDA was $7.4 million and EPS was $0.06. Excluding the Q3 2010 non-strategic timberland sale, EBITDDA was $28.2 million and EPS was $0.35.

•	Cash provided by operating activities from continuing operations was $42.3 million in Q4 2010 compared to $51.5 million in Q3 2010 and $4.3 million in Q4 2009.

•	The balance of cash and short-term investments increased $19.8 million to $90.8 million during Q4 2010, after paying out $20.4 million in dividend distributions in the fourth quarter.

Q4 2010 BUSINESS PERFORMANCE

Resource

Operating income for the Resource segment in Q4 2010 was $12.8 million, compared to $24.3 million in Q3 2010 and $11.0 million in Q4 2009. The decrease from Q3 2010 was primarily due to seasonal factors as the third quarter is seasonally the Northern region’s strongest production quarter. The increase over Q4 2009 was primarily due to the planned harvest deferral in the Northern region in 2009 and extremely wet weather conditions in the Southern region that contributed to decreased harvest levels in Q4 2009.

Southern Region

•

Total fee harvest volume decreased 9 percent in Q4 2010 from Q3 2010, primarily due to seasonal factors, and increased 6 percent over Q4 2009, primarily as a result of unseasonably wet logging conditions in Q4 2009.

•

Sawlog sales volumes and prices decreased 3 percent and 6 percent, respectively, in Q4 2010 compared to Q3 2010. Prices declined from Q3 primarily due to a product mix shift to smaller diameter sawlogs (versus larger diameter) as well as a higher percent of pine sawlogs (versus hardwood sawlogs), both of which command a lower selling price. Sawlog sales volumes and prices increased 8 percent and 6 percent, respectively, in Q4 2010 over Q4 2009, reflective of better market conditions in 2010.

•

Pulpwood sales volumes and prices decreased 16 percent and 8 percent, respectively, in Q4 2010 compared to Q3 2010. Prices declined due to lower customer demand in Q4 as logging conditions were excellent in Q3 and customers had ample inventory. Pulpwood sales volumes and prices increased 3 percent and 6 percent, respectively, in Q4 2010 over Q4 2009, again reflecting better market conditions in 2010.

Northern Region

•	Total fee harvest volume decreased 34 percent in Q4 2010 from Q3 2010 and 14 percent from Q4 2009.

•

Sawlog sales volumes and prices decreased 37 percent and 6 percent, respectively, in Q4 2010 from Q3 2010. Harvest volume dropped due to expected seasonality, while prices dropped due to lower customer demand. In Q4 2010 compared to Q4 2009, sawlog sales volumes decreased 8 percent, while prices increased 14 percent. Harvest volumes declined primarily due to the fact that the company had accelerated harvest levels earlier in 2010 to capture stronger pricing opportunities.

•

Pulpwood sales prices increased 11 percent in Q4 2010 compared to Q3 2010, and increased 6 percent compared to Q4 2009, due to a general tightening of the pulpwood market in the Western US. Northern region pulpwood volumes decreased 10% comparing Q4 2010 to Q3 2010 and decreased 39% compared to Q4 2009 primarily due to the sale of the Wisconsin timberlands in Q3 and Q4 2010.

Real Estate

Real Estate segment revenues were strong with $39.1 million in Q4 2010 compared to revenues of $32.3 million in Q3 2010. Operating income was $13.6 million in Q4 2010 compared to $9.8 million in Q3 2010. Non-strategic land sales of 47,702 and 42,772 acres occurred in Q4 2010 and Q3 2010, respectively. Rural real estate acres and price per acre sold in Q4 2010 were down slightly from Q3 2010 while HBU sales and prices were comparable between the quarters. The Q4 2010 revenues of $39.1 million and operating income of $13.6 million compared to revenues of $7.0 million and operating income of $4.5 million in Q4 2009. The increase in revenues and operating income was primarily due to the large non-strategic land sale in Q4 2010. Revenues from rural real estate and HBU sales decreased in Q4 2010 from Q4 2009 due to both fewer acres sold in both categories and lower prices for HBU properties.

Wood Products

The Wood Products segment reported an operating loss of $3.4 million in Q4 2010 compared to operating losses of $0.6 million in Q3 2010 and $4.8 million in Q4 2009. The Q4 2010 loss included a negative $2.9 million mark to market adjustment related to our lumber hedges that will cash settle at various dates from February through September 2011, and the Q4 2009 loss included a $3.0 million asset impairment charge.

•	Lumber sales prices increased 6 percent, while shipment volumes decreased 2 percent in Q4 2010 compared to Q3 2010.

•	Lumber sales prices and shipment volumes increased 11 percent and 9 percent, respectively, in Q4 2010 over Q4 2009.

•	Wood Products had full year 2010 EBITDDA of $15.3 million, a $26.1 million improvement over 2009 when the company posted an EBITDDA loss of $10.8 million.

Environmental Remediation Charge

During the fourth quarter, Potlatch recorded an additional $4.1 million charge for environmental clean-up of a site known as Avery Landing in northern Idaho. Potlatch owns a portion of the land at the Avery Landing site, which was acquired in 1980 from the Milwaukee Railroad. The land Potlatch owns at the site and adjacent properties were contaminated with petroleum as a result of the Milwaukee Railroad’s operations at the site and adjacent properties prior to 1980. The Environmental Protection Agency recently published its engineering evaluation for the site. We believe we have valid defenses to liability for cleanup of the site and we will pursue these in either settlement negotiations with the EPA or through litigation.

2010 FULL YEAR FINANCIAL SUMMARY

•	Earnings from continuing operations for the full year 2010 were $40.3 million, or $1.00 per diluted common share, compared to $81.4 million, or $2.04 per diluted common share for the full year 2009.

•

Operating income for the Resource segment was $62.1 million in 2010 compared to $81.8 million in 2009. Total harvest volumes increased 8 percent in 2010 over 2009. The timber deed sale in September 2009 provided $41.5 million of operating income.

•	Operating income for the Real Estate segment totaled $30.4 million in 2010 compared to $48.9 million in 2009. The decreased operating income was due to selling higher basis non-strategic timberlands in 2010 compared to the non-strategic timberlands sold in 2009. EBITDDA for the Real Estate segment was $79.1 million in 2010 compared to $59.6 million in 2009.

•	The Wood Products segment had operating income of $7.1 million in 2010 compared to an operating loss of $20.5 million in 2009. The 2009 operating loss included a $3.0 million asset impairment charge.

•

Corporate expense, excluding net interest expense, was $28.9 million in 2010 compared to $31.4 million in 2009. The 2010 and 2009 corporate expense includes Avery Landing environmental cleanup expense of $4.1 million and $0.7 million, respectively.

•

Net earnings for the full year 2010, including discontinued operations, were $40.4 million, or $1.00 per diluted common share, compared to $77.3 million, or $1.93 per diluted common share, for the full year 2009.

•	FFO from continuing operations was $120.1 million for 2010 compared to $126.8 million for 2009.

Dividend Distribution

During the fourth quarter, Potlatch paid its regular quarterly cash distribution on the company’s common stock of $0.51 per share.

Credit Agreement Amendment

In early 2011, Potlatch amended its credit agreement to decrease the total borrowing capacity to $150 million from $250 million in order to lower costs. Combined with over $90 million of cash and short-term investments currently on the balance sheet, and the $100 million accordion provision in the current revolver, Potlatch believes it has more than ample liquidity.

OUTLOOK

“Our outlook for 2011 remains somewhat cautious and conservative. We believe housing starts bottomed during 2010 and will begin to modestly increase in 2011, but we do not expect any significant improvement in housing starts until 2012. This means that lumber prices are likely to remain weak in 2011, although lumber prices in January have been stronger than anticipated due to demand from China. With the continued weak housing outlook, we anticipate our harvest volumes will remain at around 4.2 million tons for 2011. In our Real Estate segment, we expect to sell about 35,000 acres in 2011, and in fact we recently executed an agreement to sell about 17,000 acres of non-strategic timberland and rural recreational real estate in Northern Idaho for $26 million. With our strong performance in 2010 we are in a position of strong liquidity with over $90 million of cash and short-term investments on our balance sheet. Our only debt maturity in 2011 was for $5.0 million and it was paid in mid-January. We are very optimistic about our outlook as we move out into 2012 and 2013, as we expect annual housing starts to climb back above a million, Chinese demand to remain strong, and the mountain pine beetle epidemic to further impact Canadian supply,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live webcast and conference call will be held Tuesday, February 8, 2011, at 9 a.m. Pacific (noon Eastern). Those interested may access the webcast at http://ir.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 36312557. Supplemental materials that will be discussed during the call will be available on our website.

For those unable to participate in the call, an archived recording will be available through our website at http://ir.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until February 15, 2011, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international callers and entering passcode number 36312557.

[1]	Funds from continuing operations (FFO) is a non-GAAP measure defined and reconciled to GAAP in the attached financial statements.
[2]	Earnings before interest, taxes, depreciation, depletion and amortization, and basis of land sold (EBITDDA) is a non-GAAP measure defined and reconciled to GAAP in the attached financial statements.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.5 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, company liquidity, company outlook for 2011, housing starts in 2011 and beyond, timber and log demand and pricing, future harvest levels, demand for real estate, expected real estate sales, lumber pricing, the recovery of the lumber and housing markets, and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products, including changes in Asian demand; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; insect infestation (including the mountain pine beetle); changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Condensed Statements of Operations and Comprehensive Income

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues	$146,174	$104,078	$539,447	$476,169

Costs and expenses:
Cost of goods sold	118,359	82,377	423,353	338,350
Selling, general and administrative expenses	11,439	12,622	39,347	47,382
Environmental remediation charge	4,096	700	4,096	739
Asset impairment charge	—	2,994	—	2,994

	133,894	98,693	466,796	389,465

Earnings from continuing operations before interest and taxes	12,280	5,385	72,651	86,704
Interest expense, net	(6,745)	(7,150)	(27,780)	(21,921)

Earnings (loss) from continuing operations before taxes	5,535	(1,765)	44,871	64,783
Income tax benefit (provision)	3,364	4,711	(4,596)	16,648

Earnings from continuing operations	8,899	2,946	40,275	81,431

Discontinued operations:
Gain (loss) from discontinued operations	783	(64)	182	(6,788)
Income tax benefit (provision)	(306)	21	(63)	2,685

	477	(43)	119	(4,103)

Net earnings	$9,376	$2,903	$40,394	$77,328

Other comprehensive income, net of tax	5,990	35,729	13,722	39,577

Comprehensive income	$15,366	$38,632	$54,116	$116,905

Earnings per common share from continuing operations
Basic	$0.22	$0.07	$1.01	$2.05
Diluted	0.22	0.07	1.00	2.04
Loss per common share from discontinued operations
Basic	$0.01	$—	$—	$(0.11)
Diluted	0.01	—	—	(0.11)
Net earnings per common share:
Basic	$0.23	$0.07	$1.01	$1.94
Diluted	0.23	0.07	1.00	1.93
Average shares outstanding (in thousands):
Basic	40,021	39,802	39,971	39,763
Diluted	40,257	40,038	40,219	39,974

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash	$5,593	$1,532
Short-term investments	85,249	53,506
Receivables, net	21,278	18,161
Inventories	24,375	24,493
Other assets	25,299	24,006

Total current assets	161,794	121,698
Property, plant and equipment, net	67,174	75,839
Timber and timberlands, net	475,578	533,173
Deferred tax assets	49,054	64,873
Other assets	28,111	27,982

	$781,711	$823,565

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$5,011	$11
Accounts payable and accrued liabilities	61,021	58,462

Total current liabilities	66,032	58,473
Long-term debt	363,485	368,420
Liability for pensions and other postretirement employee benefits	129,124	149,398
Other long-term obligations	18,631	17,484
Stockholders’ equity	204,439	229,790

	$781,711	$823,565

Stockholders’ equity per common share	$5.11	$5.77
Working capital	$95,762	$63,225
Current ratio	2.5:1	2.1:1

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Twelve Months Ended December 31,
	2010	2009
Cash Flows From Continuing Operations
Net earnings	$40,394	$77,328
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Depreciation, depletion and amortization	31,204	34,715
Basis of real estate sold	48,670	10,696
Change in deferred taxes	5,427	(21,037)
Net loss (gain) on disposition of property, plant and equipment	1,078	(1,628)
Loss (gain) from discontinued operations	(119)	4,103
Proceeds from sales deposited with a like-kind exchange intermediary	(341)	(2,030)
Asset impairment	—	2,994
Other, net	(2,289)	3,821
Working capital changes	2,049	10,952

Net cash provided by operating activities from continuing operations	126,073	119,914

Cash Flows From Investing
Change in short-term investments	(31,743)	(31,843)
Additions to property, plant and equipment	(5,215)	(4,317)
Additions to timber and timberlands	(9,786)	(11,380)
Proceeds from disposition of property, plant and equipment	3,075	1,871
Other, net	(1,807)	(1,050)

Net cash used for investing activities from continuing operations	(45,476)	(46,719)

Cash Flows From Financing
Change in book overdrafts	2,178	860
Decrease in notes payable	—	(129,100)
Issuance of common stock	2,156	1,839
Change in long-term debt	(11)	147,094
Distributions to common stockholders	(81,578)	(81,132)
Employee tax withholdings on vested equity-based compensation	(2,075)	(77)
Other, net	(208)	(4,163)

Net cash used for financing activities from continuing operations	(79,538)	(64,679)

Cash flows provided by continuing operations	1,059	8,516
Cash flows (used for) provided by discontinued operations:
Operating cash flows	(829)	(7,869)
Investing cash flows	3,831	—

Increase in cash	4,061	647
Cash at beginning of period	1,532	885

Cash at end of period	$5,593	$1,532

Certain 2009 amounts have been reclassified to conform to the 2010 presentation.

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Cash distributions per common share	$0.51	$0.51	$2.04	$2.04

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues
Resource	$53,118	$50,872	$225,834	$234,411
Real Estate	39,069	6,974	85,226	65,353
Wood Products	64,055	56,830	273,887	216,592

	156,242	114,676	584,947	516,356
Intersegment revenues	(10,068)	(10,598)	(45,500)	(40,187)

Total consolidated revenues	$146,174	$104,078	$539,447	$476,169

Operating income (loss)
Resource	$12,824	$11,029	$62,107	$81,774
Real Estate	13,622	4,454	30,425	48,928
Wood Products	(3,436)	(4,776)	7,140	(20,484)
Eliminations and adjustments	222	3,540	1,900	7,863

	23,232	14,247	101,572	118,081
Corporate	(17,697)	(16,012)	(56,701)	(53,298)

Earnings (loss) from continuing operations before taxes	$5,535	$(1,765)	$44,871	$64,783

Potlatch Corporation

Earnings before interest, taxes, depreciation, depletion and amortization, and basis of real estate sold (EBITDDA) &

Funds from continuing operations (FFO)

Unaudited (Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
GAAP net earnings	$9,376	$18,080	$2,903	$40,394	$77,328
Interest expense, net of interest income	6,283	6,397	6,014	25,944	20,785
Income tax provision (benefit)	(3,364)	1,588	(4,711)	4,596	(16,648)
Depreciation, depletion and amortization	7,347	9,499	7,809	31,204	34,715
Basis of real estate sold	23,178	20,779	966	48,670	10,696
Loss (gain) from discontinued operations, net of tax	(477)	84	43	(119)	4,103

EBITDDA[1]	$42,343	$56,427	$13,024	$150,689	$130,979

Non-Strategic Arkansas and Wisconsin Timberland Sale:
Operating income	$11,948	$7,735
Basis of real estate sold	22,959	20,457

EBITDDA[1]	$34,907	$28,192

Timber Deed Sale:
Operating income					$41,510
Basis of capitalized timber					7,123

EBITDDA[1]					$48,633

Wood Products Segment:
Operating income (loss)				$7,140	$(20,484)
Depreciation from continuing operations				8,188	9,675

Wood Products Segment EBITDDA[2]				$15,328	$(10,809)

Real Estate Segment:
Operating income				$30,425	$48,928
Basis of real estate sold				48,670	10,696

Real Estate Segment EBITDDA[2]				$79,095	$59,624

GAAP net earnings	$9,376		$2,903	$40,394	$77,328
Depreciation, depletion and amortization	7,347		7,809	31,204	34,715
Basis of real estate sold	23,178		966	48,670	10,696
Loss (gain) from discontinued operations, net of tax	(477)		43	(119)	4,103

FFO[3]	$39,424		$11,721	$120,149	$126,842

[1]

EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDDA, as we define it, is earnings from continuing operations adjusted for net cash interest expense, provision/benefit for income taxes, depreciation, depletion and amortization, and the basis of real estate sold. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Segment EBITDDA from continuing operations, as we define it, is segment operating income (loss) adjusted for depreciation, depletion, amortization and the basis of real estate sold.
[3]

FFO is a non-GAAP measure that is commonly used by REITs in the real estate industry. The most directly comparable GAAP measure is net earnings. We define FFO as net earnings, plus depreciation, depletion and amortization from continuing operations and the basis of real estate sold, adjusted for the gain/loss from discontinued operations.